Exhibit 10.1 to Clean Coal Technologies, Inc. 10-K for the year ended December 31, 2013

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into this the26th day ofNovember 2013by and between Clean Coal Technologies, Inc., a Nevada corporation (the "Company"), and Aiden Neary (the "Executive").

WHEREAS, the Company desires to employ the Executive and the Executive desires to be so employed by the Company from and after the date of this Agreement, it being specifically acknowledged by each party hereto that upon execution and delivery of this Agreement, any and all previous agreements whether in writing or oral between the Executive and Company shall be terminated and superseded by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein,the parties agree as follows:

ARTICLE I
EMPLOYMENT DUTIES AND BENEFITS

SECTION 1.1 EMPLOYMENT. The Company hereby employs the Executive as Chief FinancialOfficer of the Company. The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him under this Agreement.

SECTION 1.2 DUTIES AND RESPONSIBILITIES. During the period of employment, Executive agrees to exclusively serve the Company as Chief Financial Officer and in such other offices and directorships of the Company and of its subsidiaries and related companies (collectively, "Affiliates") to which he may be elected or appointed, and to perform the duties commensurate with such positions and such other reasonable and appropriate duties as may be requested of him by the board of directors of the Company (the "Board of Directors") and of the Affiliates, as applicable, in accordance with this Agreement and in compliance with all applicable laws and regulations. Excluding periods of vacation and sick leave to which the Executive is entitled, Executive shall devote such time, energy, and skill exclusively to the business and affairs of the Company and its Affiliates and to the promotion of their interests as is necessary to perform the duties required of him by this Agreement.

SECTION 1.3 WORKING FACILITIES; LOCATION. The Executive shall be furnished with facilities and services suitable to his position and adequate for the performance of his duties under this Agreement. The principal place of performance by the Executive of his duties hereunder shall be in New York City, New York, or at such other location as he may reasonably be required to travel in the performance of his responsibilities. In support of its evolving business plan, the Company may elect to establish additional domestic and international offices.

SECTION 1.4 VACATIONS. The Executive shall be entitled each year during the Term, as defined below, to a vacation with full salary and benefits, for the number of weeks established by the Board of Directors, however not less than thirty (30) days.

SECTION 1.5 EXPENSES. The Executive is authorized to incur reasonable expenses for promoting the business of the Company, as directed by the Board of Directors, including expenses for entertainment, travel and similar items. The Company will promptly reimburse the Executive for all such expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures.  Expenses to be incurred shall be congruent with the budget.  Unforeseen expenses shall be preapproved by the Board of Directors or any executive committee created by the board prior to incurring the expenses.

SECTION 1.6 BENEFIT PLANS. From the effective date of this Agreement, the Executive shall be entitled to participate in benefit plans provided to employees of the Company or Affiliates. Such participation shall be based upon the policies established by the Board of Directors as applicable to the Executive.

SECTION 1.7INDEMNIFICATION.  The Company shall defend, hold harmless and indemnify the Executive for any action brought in a Court of competent jurisdiction to the fullest extent permitted by Nevada law. The Company will maintain Director and Executive insurance on behalf of its Board of Directors and Officers.

ARTICLE II
COMPENSATION

SECTION 2.1 BASE SALARY. During the Term, the Company shall pay to the Executive a base salary no less than the rate of $250,000 per annum for the period November 26, 2013 through November 25, 2015, and upon any extension each year thereafter Executive shall receive a cost of living increase.  The pay schedule shall be the same as other company employees. It is acknowledged and agreed that at the signing of this agreement the Company is seriously underfunded and as a result thereof the parties agree that there will be no salary remuneration or expenses paid until the company has been funded. Salary and expenses would be disbursed based on surplus funds being available.

SECTION 2.2 BONUS AND BONUS PLAN PARTICIPATION. The Executive may be entitled to an annual bonus for each year during the Term of this Agreement.  The amount of the bonus shall be determined in the sole discretion of the Board of Directors and shall be based on the achievements of written objectives defined by the Board of Directors.

SECTION 2.3 EQUITY AWARD. In consideration of Executive’s employment with the Company, and subject to Executive’s full and faithful performance of his duties and obligations as more specifically set forth herein during the term hereof, Executive shall be entitled to an equity award as follows:

(i)           Executive shall be entitled to an award of stock totaling 5.0 million shares of the Company’s restricted common stock upon execution of this Agreement, plus;

(ii)           Executive shall be entitled to an award of stock totaling 5.0 million shares of the Company’s restricted common stock to vest on November 26, 2014 provided that Executive is still employed by the Company at the vesting date.

The above share awards are contingent on implementation of a reverse split of the Company’s authorized capital which split has been approved by the Company’s shareholders at the Company’s Annual Meeting in May 2013. In the event that Executive terminates his employment for any reason whatsoever prior to full completion with the Company prior to the vesting period as set forth above, then any such award  rights not yet completed and accrued shall be terminated. By way of example, in the event that Executive terminates his employment with the Company prior to November26, 2014, then he would be ineligible to receive the shares contemplated under (ii)above and would only be entitled to the signing bonus in (i) above.

ARTICLE III
TERM OF EMPLOYMENT AND TERMINATION

SECTION 3.1 TERM. This Agreement shall be for a period of twoyears commencing on November 26, 2013, subject, however, to termination during such period as provided in this Article (the "Term").  This Agreement may be extended for an additional term by mutual agreement of Executive and the Company.

SECTION 3.2 TERMINATION BY THE COMPANY WITH CAUSE. The Company may terminate the Executive's employment, at any time, for cause upon ten days' written notice and opportunity for the Executive to remedy any non-compliance with the terms of this Agreement (if such non-compliance can be remedied). Grounds for termination "for cause" shall be any of the following: (i)   intentional and material breach of his duty of loyalty or care to the Company,   (ii)   gross negligence or willful misconduct in performance of his duties during the course of his employment, (iii)   persistent failure to abide by the corporate policies and procedures established by the Board of Directors;   (iv)   persistent failure to execute the reasonable and lawful instructions of the Board of Directors relating to the operation of the Company's business, and   (v)   conviction of any felony. Upon the date of termination of the Executive's employment pursuant to this Section 3.2, the Company's obligation to pay any compensation (including bonuses) shall terminate, at which time the Company shall be responsible for compensating the Executive for any unpaid salary and vacation time not taken. Subject to this exception and the obligation of the Company to compensate the Executive through the notice period, no other compensation shall be payable to the Executive should this Agreement be terminated pursuant to this Section 3.2.

SECTION 3.3 TERMINATION OR CESSATION OF EMPLOYMENT WITHOUT CAUSE. If the Executive's employment is terminated or ceased without cause, all compensation shall cease, but the Company shall be obligated to compensate the Executive with a lump sum severance payment equal to six months of the present value of his annual salary otherwise payable during the remaining Term of this Agreement. In the event the Executive's employment is terminated pursuant to this section 3.3, the Executive shall be entitled to the bonus payable pursuant to SECTION 2.2, with respect to the year in which his employment is terminated. In addition, the non-competition covenant in SECTION 4.1(c) below shall be automatically terminated on the effective date of any termination of Executive's employment without cause.

SECTION 3.4 TERMINATION UPON DEATH OF THE EXECUTIVE. In addition to any other provision relating to termination, this Agreement shall terminate upon the Executive's death. In such event, all unpaid compensation, compensation for vacation time not taken by the Executive and all expense reimbursements due to the Executive shall be paid to the Executive's estate. In the event the Executive's employment is terminated pursuant to this Section 3.4, the Executive's estate also shall be entitled to a death benefit equal to six months' salary and to participate, in the bonus payable pursuant to SECTION 2.2 with respect to the year in which his employment is terminated, prorated for the year based on the number of full months worked during such year compared to 12 months.

SECTION 3.5 TERMINATION UPON SALE.

(a) If during the Term, the Company:
(i)   is merged into another company;
(ii)  sells all or substantially all of its assets to anothercompany or person;
(iii) experiences a change in ownership of 50% or more of its commonstock; or
(iv)  issues shares in excess of 50% of its then outstanding stock to another company or person and the Executive is not offered, by the acquiring company or person, an employment position, or not offered an employment position satisfactory to him, he shall be deemed Terminated Without Cause and shall be entitled to a severance payment in an amount equal to three years of Base Salary, which shall be in addition to amounts payable to the Executive under Section 3.3 above. Additionally, the outstanding balanceof the bonusshares, as provided under Section 2.3, would be considered as fully vested and due to the Executive.
(b) The foregoing subsection 3.5(a) shall not apply if the Executive is an equity participant in any of the transactions described in subsection 3.5(a)(i)-(iv) above.

ARTICLE IV
CONFIDENTIALITY AND COMPETITION

SECTION 4.1 FURTHER OBLIGATIONS OF THE EXECUTIVE DURING AND AFTER EMPLOYMENT.

(a) The Executive agrees that during the term of his employment under this Agreement and for an additional period of one year, he will engage in no business activities which are or may be competitive with, or which might place him in a competing position to that of, the Company or any Affiliate except as authorized by the Company's Board of Directors.  The Executive further agrees that he shall not reveal any drawings, designs, patent filings prior to filing, or other information relating to any object, or project which The Company has not made available to the general public.

(b)The Executive realizes that during the course of his employment, the Executive will have produced and/or have access to confidential plans, information, business opportunity records, notebooks, data, specifications, trade secrets, customer lists and account lists of the Company and its Affiliates ("Confidential Information"). Therefore, during and subsequent to his employment by the Company, or by an Affiliate, the Executive agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such Confidential Information, except to the extent authorized by the Company in writing. All records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company's business, or the business of an Affiliate, which the Executive shall prepare, or use, or come into contact with, shall remain the sole property of the Company, or of the Affiliate, and shall not be removed from the Company's or the Affiliate's premises without its written consent, and shall be promptly returned to the Company upon termination or resignation of employment with the Company or its Affiliates.

(c) Because of his employment by the Company, the Executive will have access to trade secrets and confidential information about the Company, its business plans, its business accounts, its business opportunities, its expansion plans into other geographic areas and its methods of doing business. The Executive agrees that for the Term of this Agreement and an additional period of one year he will not take any actions which are calculated to persuade any employee, vendor or supplier of the Company toterminate or modify in any adverse manner his or its association with the Company.

(d) In the event a court of competent jurisdiction finds any provision of this Section 4.1 to be so overbroad as to be unenforceable, then such provision shall be reduced in scope by the court, to the extent deemed necessary by the court to render the provision reasonable and enforceable. The Executive acknowledges and agrees that any breach of this Agreement by the Executive would cause immediate irreparable harm to the Company. The Executive agrees that should he violate any of the terms and conditions of this Agreement, the Company, at its sole discretion, shall be entitled to seek and obtain immediate injunctive relief and enjoin further and future violations of this Agreement.

(e)  In the event Executive knowingly and willingly violates either or all of SECTION 4.1 to the economic detriment of Company, Executive will hold harmless, defend and forthwith indemnify company of any and all loss sustained.

ARTICLE V
DISABILITY AND ILLNESS

SECTION 5.1 DISABILITY AND SALARY CONTINUATION.

(a) Definition of Total Disability. For purposes of this Agreement, the terms "totally disabled" and "total disability" shall mean disability as defined in any total disability insurance policy or policies, if any, in effect with respect to the Executive. If no insurance policy is in effect, "total disability" shall mean a medically determinable physical or mental condition which, in the opinion of two physicians chosen by the mutual consent of the parties, renders the Executive unable to perform substantially all of the duties required pursuant to this Agreement. Total disability shall be deemed to have occurred on the date of the disabling injury or onset of the disabling illness, as determined by the two independent physicians. In the event that the two independent physicians are unable to agree as to the date of the disabling injury or onset of the disabling illness, such date shall be deemed to be the later of the two dates determined by the physicians chosen pursuant to this Section 5.1(a).

(b) Salary Continuation. If the Executive becomes totally disabled during the term of this Agreement, his full salary shall be continued for 90 days from the date of the disabling injury or onset of the disabling illness as determined in accordance with the provisions of SECTION 5.1(a) above, and thereafter the Executive's employment may be terminated in accordance with the provisions of SECTION 3.3.

SECTION 5.2 ILLNESS. If the Executive is unable to perform the services required under this Agreement by reason of illness or physical injury not amounting to total disability, also as determined in this Article, the compensation otherwise payable to the Executive under this Agreement shall be continued for a period of 90 days and he shall be entitled to participate in the bonus payable in Section 2.2 with respect to the year in which the illness occurred, prorated for the year based on the number of months worked during such year compared to 12, after which the Executive's employment may be terminated and the Company shall have no further obligation to the Executive.

ARTICLE VI
GENERAL MATTERS

SECTION 6.1 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Nevada and shall be construed in accordance therewith.

SECTION 6.2 NO WAIVER. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

SECTION 6.3 AMENDMENT. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

SECTION 6.4 BENEFIT. This Agreement shall be binding upon the Executive and the Company, and shall not be assignable by either party without the other party's written consent.

SECTION 6.5 SEVERABILITY. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

SECTION 6.6 EFFECTIVE DATE. The effective date of this Agreement shall be November 26th 2013.

SECTION 6.7 ARBITRATION. The Company and the Executive expressly agree that except for matters arising under Article IV of this Agreement, all disputes arising out of this Agreement shall be resolved by arbitration in accordance with the following provisions. Either party must demand in writing such arbitration within ten days after the controversy arises by sending a notice to arbitrate to both the other party and to the American Arbitration Association (hereinafter referred to as "AAA"). The controversy shall then be arbitrated pursuant to the rules promulgated by the AAA at the AAA's offices located in New York, New York. The parties will select by mutual agreement the arbitrator or arbitrators (hereinafter collectively referred to as "arbitrator") to hear and resolve the controversy. The arbitrator shall be governed by the express terms of this Agreement and the laws of the State of Nevada. The arbitrator's decision shall be final and binding on the parties and shall bar any suit, action, or proceeding instituted in any federal, state, or local court or administrative tribunal. Notwithstanding the preceding sentence, the arbitrator's judgment may be entered in any court of competent jurisdiction. These arbitration provisions shall survive the termination of this Agreement.

SECTION 6.8 NOTICES. All notices given by the Executive to the Board of Directors shall be in writing and given to the Chairman of the board and if he is not available, to the Vice-Chairman.All notices given to the Executive by the Board of Directors shall be given in writing by the Chairman of Vice-Chairman delivered to the Executive at his office.

SECTION 6.9 COUNTERPARTS.This agreement maybe executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

SECTION 6.10 ENTIRE AGREEMENT.This writing constitutes the entire agreement between the parties here to with respect to the subject matter contained herein and supersedes any and all prior negotiations, representations and understanding, whether oral or in writing, between the parties hereto.

Signed this 1st day of December 2013.

Clean Coal Technologies, Inc.

/s/Robin Eves
Robin Eves, CEO/President

Executive
/s/Aiden Neary
Aiden Neary